Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Beyond Air, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	719,561	$2.34	$1,683,773	0.00015310	$257.79
	Total Offering Amounts					$1,683,773		$257.79
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$257.79

(1)	Represents shares of the registrant’s common stock offered for resale by the selling stockholders named in the registration statement, issuable upon the exercise of warrants issued to the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of common stock as reported on the NYSE American on September 23, 2025, which date is a date within five business days of the filing of the registration statement for the registration of the securities listed in the table above.